MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada	V6J 1G1

Telephone: (604) 737-8117 Facsimile: (604) 714-5916

Website:	www.ellisfoster.com

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

United States of America

Dear Sirs:

Re: id-Confirm, Inc. (the “Corporation”)

We refer to the Company’s current report on Form 8-K (the “Form 8-K”) in connection with the change in the Company’s independent accountant effective July 13, 2005. We have read and agree with the comments in Item 4.01 of the Form 8-K insofar as such comments relate to us.

Yours truly,

“Moore Stephens Ellis Foster Ltd.”

Chartered Accountants

David Kong

Direct Line: 604-648-3615

MSEFA partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited
- members in principal cities throughout the world